EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Doria
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES SECOND QUARTER

FISCAL 2008 OPERATING RESULTS

Revenues and Adjusted Earnings Increase to Record Highs

BEDFORD, Mass. (May 1, 2008)—Hologic, Inc. (NASDAQ: HOLX), a diversified medical technologies company specializing in diagnostics, imaging systems and interventional devices dedicated to serving the healthcare needs of women, today announced its results for the quarter ended March 29, 2008.

Highlights of the quarter include:

•	Record revenues of $431 million.

•	Record 418 Selenia full field digital mammography systems installed and recognized as revenue.

•	Term loan balance reduced to $89.6 million at March 29, 2008.

Second quarter fiscal 2008 revenues totaled $431.0 million, a 138% increase when compared to revenues of $181.1 million in the second quarter of fiscal 2007. The increase was primarily attributable to the inclusion of approximately $189.2 million of revenues from the new product lines acquired in the merger with Cytyc Corporation on October 22, 2007. For the second quarter of fiscal 2008, Hologic reported net income of $56.0 million, or $0.22 per diluted share, compared with net income of $21.6 million, or $0.20 per diluted share, in the second quarter of fiscal 2007. Included in the second quarter of fiscal 2008 results were charges relating to the Cytyc merger of $25.1 million attributable to the amortization of intangibles and $0.8 million attributable to the increase in cost of revenues relating to the write-up of acquired inventory to fair market value. Earnings per share information for 2007 has been restated to reflect the Company’s 2-for-1 stock split effected on April 2, 2008.

The Company’s non-GAAP adjusted net income for the second quarter of fiscal 2008 increased 218% to $76.2 million compared to the Company’s non-GAAP adjusted net income of $24.0 million in the second quarter of fiscal 2007. The Company’s fiscal 2008 second quarter non-GAAP adjusted net income excludes the following:

•	a $30.8 million charge to operating expenses to amortize the intangible assets acquired from Cytyc, AEG, BioLucent, Fischer, R2 and Suros; and

•	a $0.8 million increase in cost of revenues relating to the write-up of acquired inventory to fair value.

Non-GAAP adjusted net income is a non-GAAP financial measure. A reconciliation of this adjusted net income to the Company’s net income for the second quarters and first six months of fiscal 2008 and 2007 is set forth in the supplemental disclosure schedule attached to this press release. The Company believes this non-GAAP measure is useful to investors in comparing the results of operations in fiscal 2008 to the comparable period in fiscal 2007 by eliminating certain of the more significant effects of the acquisitions that took place since fiscal 2006. Management uses this non-GAAP financial measure for this purpose, and these amounts are also excluded by the Company when calculating compliance with the Company’s financial covenants under its credit facility. When analyzing the Company’s operating performance, investors should not consider this non-GAAP measure as a substitute for net income prepared in accordance with GAAP.

For the six months ended March 29, 2008, revenues increased 133%, to $802.5 million compared to revenues of $344.3 million in the six months ended March 31, 2007. For the six months ended March 29, 2008, Hologic recognized a net loss of $302.6 million, or $1.28 per diluted share, compared with net income of $37.7 million, or $0.35 per diluted share, for the comparable six-month period in fiscal 2007. Included in the first six months of fiscal 2008 results were charges relating to the Cytyc merger of $370.0 million attributable to acquired in-process research and development costs, $42.3 million attributable to the increase in cost of revenues relating to the write-up of inventory to fair market value, and $45.5 million attributable to the amortization of intangibles.

During the second quarter, Hologic recognized as revenue the sale of 418 Selenia full-field digital mammography systems. At March 29, 2008, the Company’s backlog for orders of Selenia systems was 535 systems, and total backlog for all products was $379.4 million.

“This quarter marks our first full quarter since we completed our acquisition of Cytyc. We are pleased with our results and proud of our accomplishments to date - most notably, the alignment of our sales resources and our expanded product offerings,” said Jack Cumming, Chief Executive Officer. “We are beginning to see the sales synergies we had hoped for, especially in our Breast Health segment as the combined sales force has opened up a channel of opportunity for our interventional breast solutions business. Fiscal 2008 continues to look bright as we remain committed to our financial targets.”

In connection with its transformational merger with Cytyc in early fiscal 2008, the Company added two significant new operating segments and combined a number of previous operating segments to better align the new resources of the combined company.

The Company now has four reporting segments: Breast Health (formerly Mammography/Breast Care), Diagnostics, GYN Surgical and Skeletal Health. The Diagnostics and GYN Surgical reporting segments were previously part of Cytyc. The AEG and MammoSite (formerly a part of Cytyc) operations are now included in Breast Health, and the osteoporosis assessment, mini C-arm and MRI products are included in Skeletal Health.

Second quarter financial overview by segment:

•

Breast Health revenues increased 41% to $223.3 million for the second quarter of fiscal 2008 from $158.0 million for the same period in fiscal 2007. This increase was primarily due to continued increasing sales of Selenia systems together with R2 CAD software and the inclusion of the recently acquired MammoSite product from Cytyc. Operating income for this business segment in the second quarter of fiscal 2008 increased to $58.3 million compared to operating income of $34.4 million in the second quarter of fiscal 2007. This increase in operating income in the current quarter was primarily due to the significant increase in revenues which resulted in higher gross margins than in the prior year. Operating income in the second quarters of fiscal 2008 and 2007 included a $7.2 million and $4.0 million charge, respectively, related to the amortization of intangible assets. Breast Health costs and expenses in the second quarters of fiscal 2008 and 2007 included $2.5 million and $1.3 million, respectively, of stock-based compensation.

•

Diagnostics revenues, which includes the Company’s ThinPrep products and Full Term Fetal Fibronectin test, totaled $124.4 million for the second fiscal quarter of 2008. The Company recognized no revenues from this segment prior to the completion of its merger with Cytyc on October 22, 2007. The operating income for this business segment in the second quarter of fiscal 2008 was $36.8 million. Operating income included a $17.0 million charge related to the amortization of intangible assets acquired in connection with the Cytyc merger. Costs and expenses for this business segment in the second quarter of fiscal 2008 included $1.2 million of stock-based compensation.

•

GYN Surgical revenues, which includes the Company’s NovaSure endometrial ablation system and the Company’s Adiana complete transcervical sterilization system under development, totaled $55.2 million for the second fiscal quarter of 2008. The Company recognized no revenues from this segment prior to the completion of its merger with Cytyc on October 22, 2007. The operating income for this business segment in the second quarter of fiscal 2008 was $11.0 million. Operating income included a $6.8 million charge related to the amortization of intangible assets acquired in connection with the Cytyc merger. Costs and expenses for this business segment in the second quarter of fiscal 2008 included $0.8 million of stock-based compensation.

•

Skeletal Health revenues increased to $28.1 million for the second quarter of fiscal 2008 from $23.1 million for the same period in fiscal 2007. This increase was primarily due to an increase in the number of mini C-arms sold and, to a lesser extent, an increase in the number of bone densitometry systems sold during the quarter. The operating income for this business segment in the second quarter of fiscal 2008 decreased to $50,000 compared to operating income of $0.4 million in the second quarter of fiscal 2007, reflecting a charge for purchase obligations on the MRI product line of $2.0 million in the current quarter. Skeletal Health costs and expenses in the second quarters of fiscal 2008 and 2007 included $0.4 million and $0.3 million, respectively, of stock-based compensation.

The Company recently completed a two-for-one stock split, effected in the form of a stock dividend with a record date of March 21, 2008 and a payment date of April 2, 2008. The Company’s financial information in this press release and the financial statements to be included in its Quarterly Report on Form 10-Q for its quarter ended March 29, 2008 are expected to retroactively reflect the stock split.

Hologic’s management will host a conference call today at 9:00 a.m. (Eastern) to discuss second quarter fiscal 2008 operating results. Interested participants may listen to the call by dialing 877-879-6201 or 719-325-4795 for international callers and referencing code 9184091 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through May 9, 2008 at 888-203-1112 or 719-457-0820 for international callers, access code 9184091. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast. A power point presentation related to the conference call will be posted in the investor relations page of the Company’s website at www.hologic.com/investor.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, osteoporosis assessment, preterm birth risk assessment, and mini C-arm for extremity imaging.

Hologic, Adiana, AEG, Cytyc, BioLucent, FullTerm, Novasure, R2, Suros, Selenia, ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; the Company’s expectations regarding the demand for the Company’s Selenia systems and other of the Company’s products; the anticipated benefits from its business combination with Cytyc; and the outlook for fiscal 2008. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s revenues for any future period.

In addition to its merger with Cytyc, Hologic has recently acquired AEG Elektrofotografie, R2 Technologies, Suros Surgical Systems and BioLucent, Inc., and prior to Hologic’s acquisition of Cytyc, Cytyc had recently acquired Adiana, Inc. and Adeza BioMedical Corp. Risks and uncertainties relating to the Cytyc merger and these acquisitions could cause actual results to materially differ from those contemplated by the forward-looking statements. Such risks and uncertainties include, without limitation: the ability of Hologic to successfully integrate acquired businesses, which may result in the combined companies not operating as effectively and efficiently as expected; the ability and time it may take to achieve the expected synergies from its acquisitions; the risk that the Company may incur unexpected costs or liabilities in connection with an acquisition; the risk that the combined companies may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; risks associated with international operations; financing risks associated with its acquisition of Cytyc, including risks associated with the Company’s significant debt incurred in financing that transaction, including the Company’s obligation to meet financial covenants and payment obligations under the Company’s financing arrangements and leases, restrictive covenants that may limit the Company’s ability to engage in advantageous transactions and other risks generally associated with the substantial leverage and other limitations resulting from such financing.

Other risks and uncertainties that could adversely affect the Company’s business and prospects include without limitation: the Company’s reliance on third party reimbursement policies to support the sales and market acceptance of its products; manufacturing risks that may limit the

Company’s ability to increase commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of the Company’s sales force to successfully service its product offerings; the Company’s ability to successfully manage current or future acquisitions, alliances or joint ventures; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; general worldwide economic conditions and related uncertainties; future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; and the effect of exchange rate fluctuations on international operations. The risks included above are not exhaustive.

Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	March 29, 2008	September 29, 2007
CURRENT ASSETS:
Cash and cash equivalents	$97,803	$100,403
Accounts receivable, net	313,451	152,743
Inventories	158,393	105,289
Deferred income tax asset	32,765	29,356
Prepaid expenses and other current assets	56,023	11,389

Total current assets	658,435	399,180

Property and equipment, net	276,227	69,769
Intangible assets, net	2,601,434	174,361
Goodwill, net	4,195,443	407,528
Other assets, net	58,943	15,511

	$7,790,482	$1,066,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 29, 2008	September 29, 2007
CURRENT LIABILITIES:
Current portion of notes payable	$2,717	$1,977
Accounts payable	59,409	42,289
Accrued expenses	137,716	88,577
Deferred revenue	67,691	45,769
Deferred gain	7,500	—

Total current liabilities	275,033	178,612

Notes payable net of current portion	99,564	9,222
Convertible debt	1,725,000	—
Deferred tax liabilities	941,272	54,866
Deferred revenue	10,264	10,135
Other long term liabilities	52,162	7,791

Total long term liabilities	2,828,262	82,014

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value- Authorized—750,000 shares

Issued—255,685 and 110,300 shares, respectively	2,557	1,103
Capital in excess of par value	4,812,184	633,477
Retained earnings	(134,649)	168,453
Accumulated other comprehensive income	8,528	4,123
Treasury stock, 214 shares at cost	(1,433)	(1,433)

Total stockholders’ equity	4,687,187	805,723

	$7,790,482	$1,066,349

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
REVENUES	$431,048	$181,086	$802,494	$344,299

COSTS AND EXPENSES(1):
Cost of revenues	166,489	94,929	349,946	180,715
Cost of revenues—amortization of intangible assets	24,921	2,648	45,075	5,848
Research and development	19,364	10,986	39,511	21,707
Selling and marketing	68,262	19,920	125,248	40,959
General and administrative	39,732	16,445	74,068	30,986
Amortization of acquired intangible assets	6,169	1,354	12,418	2,762
Impairment of acquired intangible assets	—	—	2,900	—
Acquired in-process research and development	—	—	370,000	—

	324,937	146,282	1,019,166	282,977

Income (loss) from operations	106,111	34,804	(216,672)	61,322
Interest income	871	516	3,124	777
Interest and other expense, net	(19,498)	(1,036)	(51,171)	(1,879)

Income (loss) before provision for income taxes	87,484	34,284	(264,719)	60,220
Provision for income taxes	31,498	12,650	37,903	22,500

Net income (loss)	$55,986	$21,634	$(302,622)	$37,720

Net income (loss) per common and common equivalent share:
Basic	$0.22	$0.20	$(1.28)	$0.36

Diluted	$0.22	$0.20	$(1.28)	$0.35

Weighted average number of common shares outstanding:
Basic	255,253	106,620	236,068	105,927

Diluted	259,798	109,526	236,068	109,157

(1) Stock-based Compensation included in Costs and Expenses:
Cost of revenues	$518	$192	$1,243	$365
Research and development	543	195	1,229	405
Selling and marketing	780	198	1,495	342
General and administrative	3,082	1,003	8,539	1,992

	$4,923	$1,588	$12,506	$3,104

Hologic, Inc. and Subsidiaries

Consolidated Statements of Operations and

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended March 29, 2008				Three Months Ended March 31, 2007
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
REVENUES	$431,048	—		$431,048	$181,086	—		$181,086
COSTS AND EXPENSES:
Cost of revenues	166,489	(825	)(1)	165,664	94,929	—		94,929
Cost of revenues—
Amortization of intangible assets	24,921	(24,658	)(2)	263	2,648	(2,381	)(2)	267
Research and development	19,364	—		19,364	10,986	—		10,986
Selling and marketing	68,262	—		68,262	19,920	—		19,920
General and administrative	39,732	—		39,732	16,445	—		16,445
Amortization of acquired intangible assets	6,169	(6,169	)(2)	—	1,354	(1,354	)(2)	—
Impairment charge	—	—		—	—	—		—
Charge for in-process research and development	—	—		—	—	—		—

	324,937	(31,652)		293,285	146,282	(3,735)		142,547

Income from operations	106,111	31,652		137,763	34,804	3,735		38,539
Interest income	871	—		871	516	—		516
Interest and other income (expense), net	(19,498)	—		(19,498)	(1,036)	—		(1,036)

Income before provision for income taxes	87,484	31,652		119,136	34,284	3,735		38,019
Provision for income taxes	31,498	11,400	(3)	42,898	12,650	1,380	(4)	14,030

Net income	$55,986	$20,252		$76,238	$21,634	$2,355		$23,989

(1)—(7) see explanatory notes on following pages.

Hologic, Inc. and Subsidiaries

Consolidated Statements of Operations and

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income

(Unaudited)

(In thousands)

	Six Months Ended March 29, 2008				Six Months Ended March 31, 2007
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
REVENUES	$802,494	—		$802,494	$344,299	—		$344,299
COSTS AND EXPENSES:
Cost of revenues	349,946	(42,368	)(1)	307,578	180,715	—		180,715
Cost of revenues—
Amortization of intangible assets	45,075	(44,548	)(2)	527	5,848	(5,307	)(2)	541
Research and development	39,511	—		39,511	21,707	—		21,707
Selling and marketing	125,248	—		125,248	40,959	—		40,959
General and administrative	74,068	—		74,068	30,986	—		30,986
Amortization of acquired intangible assets	12,418	(12,418	)(2)	—	2,762	(2,762	)(2)	—
Impairment charge	2,900	(2,900	)(5)	—	—	—		—
Charge for in-process research and development	370,000	(370,000	)(6)	—	—	—		—

	1,019,166	(472,234)		546,932	282,977	(8,069)		274,908

(Loss) income from operations	(216,672)	472,234		255,562	61,322	8,069		69,391
Interest income	3,124	—		3,124	777	—		777
Interest and other income (expense), net	(51,171)	—		(51,171)	(1,879)	—		(1,879)

(Loss) income before provision for income taxes	(264,719)	472,234		207,515	60,220	8,069		68,289
Provision for income taxes	37,903	36,800	(7)	74,703	22,500	3,000	(4)	25,500

Net (loss) income	$(302,622)	$435,434		$132,812	$37,720	$5,069		$42,789

(1)—(7) see explanatory notes on following pages.

(1)	To exclude the increase in cost of revenues resulting from the write-up of acquired Cytyc inventory sold during fiscal 2008.

(2)	To exclude the on-going, non-cash amortization of the intangible assets acquired since fiscal 2006.

(3)	To reflect the tax effect at an estimated effective tax rate of 36% of adjustments (1) and (2) above.

(4)	To reflect the tax effect at an estimated effective tax rate of 37% of adjustment (2) above.

(5)	To exclude the non-cash expense associated with the write-off of certain intangible assets acquired from Cytyc in the first quarter of fiscal 2008.

(6)	To exclude the non-cash expense associated with the write-off of the acquired in-process research and development related to the acquisition of Cytyc in the first fiscal quarter of 2008.

(7)	To reflect the tax effect at an estimated effective tax rate of 36% of adjustments (1), (2), and (5) above.

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